UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): August 30, 2007
MERCANTILE BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32434 (Commission File Number)	37-1149138 (I.R.S. Employer Identification No.)
440 Maine Street, Quincy, Illinois 62301
(Address of Principal Executive Offices) (Zip Code)
(217) 223-7300
Registrant’s Telephone Number, Including Area Code
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.
See discussion at Item 2.03 below.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On August 30, 2007, Mercantile Bancorp, Inc. (the “Company”) participated in a private placement of $20 million of initially fixed and then floating interest rate trust preferred securities (the “Trust Preferred Securities”), through a newly formed Delaware trust subsidiary, Mercantile Bancorp Capital Trust IV (the “Trust”). The Trust Preferred Securities were issued and sold in a private placement exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Act, and may not be reoffered or resold in the United States absent registration or an exemption from the registration requirements.
     The Trust Preferred Securities are redeemable at the Company’s option on any January 30, April 30, July 30 or October 30 on or after October 30, 2017. In addition, the Trust Preferred Securities require quarterly distributions by the Trust to the holder of the Trust Preferred Securities at a rate of 6.84%, until October 30, 2017 at which time the rate will automatically convert to a floating rate equal to the three-month LIBOR plus 1.58%, which rate thereafter will be reset quarterly until maturity. The Trust simultaneously issued $619,000 of the Trust’s common shares of beneficial interest to the Company.
     The Trust used the proceeds of the sale of the Trust Preferred Securities to purchase from the Company the aggregate principal amount of $20,619,000 of the Company’s initially fixed and then floating rate junior subordinated debentures (the “Debentures”). The Debentures were issued pursuant to an Indenture, dated August 30, 2007, between the Company and Wilmington Trust Company, as trustee (the “Trustee”). Like the Trust Preferred Securities, the Debentures bear interest at a fixed rate of 6.84% until October 30, 2017, after which date the rate will automatically convert to a floating rate equal to the three-month LIBOR plus 1.58%, which rate thereafter will be reset quarterly until maturity. The interest payments by the Company will be used to pay the quarterly distributions payable by the Trust to the holders of the Trust Preferred Securities. However, so long as no event of default, as described below, has occurred under the Debentures, the Company may, from time to time, defer interest payments on the Debentures (in which case the Trust will be entitled to defer distributions otherwise due on the Trust Preferred Securities) for up to twenty (20) consecutive quarters.
     The Debentures are subordinated to the prior payment of other indebtedness of the Company that, by its terms, is not similarly subordinated. Although the Debentures will be recorded as a liability on the Company’s balance sheet, for regulatory purposes, the Debentures are expected to be treated as Tier 1 or Tier 2 capital under regulatory capital guidelines issued by the Federal Reserve Board.
     The Debentures mature on October 30, 2037, but may be redeemed at the Company’s option at any time on any January 30, April 30, July 30 or October 30 on or after October 30, 2017, or at any time upon certain events, such as a change in the regulatory capital treatment of Debentures, the Trust being deemed to be an investment company or the occurrence of certain adverse tax events.
     Upon the occurrence of an event of default, the Debentures may be declared immediately due and payable at the election of (a) the Debenture trustee, (b) the holders of 25% of the aggregate principal amount of outstanding Debentures, or (c) the holders of not less than a majority in liquidation amount of the Trust Preferred Securities then outstanding. An event of default generally means: (1) default in the payment of any interest when due that continues unremedied for a period of thirty (30) days, except in the case of an election by the Company to defer payments of interest for up to twenty (20) consecutive quarters (which does not constitute an event of default); (2) a default in the payment of the principal amount of the Debentures at maturity; (3) a default in the payment of any interest following the deferral of interest payments by the Company for twenty (20) consecutive quarters; (4) a default in the Company’s performance, or breach, of any covenant or warranty in the Indenture which is not cured within thirty (30) days, but only upon written notice from the Trustee or at least 25% of the holders of Trust Preferred Securities; (5) the institution of any bankruptcy or similar proceedings by or against the Company; (6) the appointment of a receiver to a significant banking subsidiary for it or substantially all of its property in any liquidation, insolvency or similar proceeding with respect to it or substantially all of its property; or (7) the liquidation or winding up of the Trust, other than as contemplated in the Indenture.
     The Company intends to use the proceeds of the offering for various corporate purposes, including, but not limited to, pursuit of the Company’s growth and operating strategy (including the pending acquisition of HNB Financial Services, Inc.) and/or other general corporate purposes.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mercantile Bancorp, Inc.
By:	/s/ Ted T. Awerkamp
	Name:	Ted T. Awerkamp
	Title:	President and Chief Executive Officer

Date: August 30, 2007

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